Exhibit 99.1

Cano Petroleum Announces Shareholder Update

FORT WORTH, Texas—(BUSINESS WIRE)—Cano Petroleum, Inc. (NYSE Amex:CFW) announced a company update regarding its ongoing strategic alternatives review and a cash flow maximization plan for the near-term.

Upon the termination of our merger agreement with Resaca Exploitation, Inc., the company altered its operating strategy from growth mode to a cash maximization mode.  As part of this effort, Cano proceeded to reduce field-level and corporate general and administrative expenses.  We have reduced the size of our Board of Directors from six independent directors to two independent directors.  The independent directors remaining are Donald W. Niemiec and Garret Smith.  We have also implemented staffing reductions as part of reducing the company’s overall general and administrative expense. Additionally, certain field level expenses which solely served the company’s growth strategy have been eliminated, thus increasing the company’s net cash flows.

Cano Chairman and CEO, Jeff Johnson commented, “We would like to thank our former directors Bill Powell, David Wehlmann, Randall Boyd and Bob Gaudin for their service to Cano and its shareholders.  I am proud of the steps that our board and employees have taken to streamline processes and reduce costs.”

On September 24, 2010, the company’s lenders delivered a Reservation of Rights letter in response to our inability to deliver a letter of intent as specified in their Forbearance Agreement.  Presently, the lenders have not taken any action in conjunction with the delivery of this letter.  While we are in compliance with our Asset Coverage Ratio covenant and continue to meet our secured indebtedness interest payment obligations, we are not in compliance with our Debt to EBITDA and EBITDA to Interest covenants.

Per the NYSE Amex Company Guide, Section 610(b), we are providing a press release notification of the fact that our auditor, Hein & Associates, rendered a going concern opinion for the Company.  This opinion was previously disclosed in our Form 10K filing for the period ended June 30, 2010.

Cano Chairman and CEO, Jeff Johnson further commented, “I want to express my appreciation to Cano’s shareholders and lenders for their support while we continue through our strategic alternatives process.”

ABOUT CANO PETROLEUM:

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the NYSE Amex Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts.  Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement.  These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.  The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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